Exhibit 99.1

PFSweb Acquires eCommerce System Integrator, MODA

Acquisition Expands European Footprint and Demandware Practice; Adds Magento Integration Capabilities

ALLEN, Texas – June 15, 2015 – PFSweb, Inc. (NASDAQ: PFSW), a global provider of end-to-end eCommerce solutions, has completed the acquisition of MODA Superbe Limited (MODA), an eCommerce system integrator and consultancy.

Based in London, MODA is an eCommerce solutions provider creating unique digital experiences for fashion brands and retailers. The company offers a range of digital services including strategic consulting, custom design, and system integration on the Demandware and Magento eCommerce software platforms. MODA has 25 team members operating out of London and Bulgaria, and expects to generate revenue of approximately $2.5 million in 2015.

“The addition of MODA accomplishes two significant goals in our M&A strategy,” said Mike Willoughby, CEO of PFSweb. “First, MODA expands our Technology and Digital Agency Services offerings into the U.K. market, building upon our European operations to take advantage of the fast-growing eCommerce market in Western Europe. Second, MODA adds integration capabilities with the Magento software platform, further diversifying our Technology Services offering and broadening our target market.”

“MODA builds upon our strong Demandware practice, providing even more capacity and expert personnel to support our growing client base in the U.S. and abroad,” continued Willoughby. “Given the secular tailwinds and growing eCommerce adoption by brands and retailers, we plan to continue executing on our growth strategy and capitalize on the many opportunities ahead.”

PFSweb expects the transaction to be moderately accretive to its 2015 adjusted EBITDA. The company reiterates its 2015 service fee equivalent revenue guidance of $160 million to $170 million, as well as its 2015 adjusted EBITDA guidance of $16 million to $18 million.

Michael Clarke, co-founder and managing partner of MODA, commented: “MODA’s mission has always been to provide fashion brands and retailers with exceptional eCommerce solutions that enhance relationships with their customers online. As an extension of PFSweb, we can leverage their global platform to provide our deep industry expertise to an even broader set of clients and geographies, while providing our current clients with additional resources and services from the PFSweb team.”

In conjunction with the transaction, MODA will become a wholly owned subsidiary of PFSweb, and will initially operate under the name MODA, a PFSweb Company.

For more information on MODA, please visit the company’s website at www.modacom.com.

About PFSweb, Inc.

PFSweb (NASDAQ: PFSW) is a global provider of end-to-end eCommerce solutions including digital agency and marketing services, technology development services, business process outsourcing services and a complete omni-channel technology ecosystem. The company provides these solutions and services to major brand names and other companies seeking to optimize every customer experience and enhance their traditional and online business channels. PFSweb supports organizations across various industries, including Procter & Gamble, L’Oreal, LEGO, Columbia Sportswear, Ricoh, Roots Canada Ltd., Diageo, BCBGMAXAZRIA, T.J. Maxx, the United States Mint, and many more. PFSweb is headquartered in Allen, TX with additional locations in Tennessee, Mississippi, Minnesota, Washington, New York, Canada, Belgium, London, Munich, Bulgaria and India. For more information, please visit www.pfsweb.com or download the free PFSweb IR App on your iPhone, iPad or Android device.

Investor Relations

Liolios Group, Inc.

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